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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 12, 2001

(Date of Report)

POLYCOM, INC. (Exact name of registrant as specified in its charter)
State of Delaware	000-27978	94-3128324

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1565 Barber Lane, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:	(408) 526-9000

N/A

(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

    On December 5, 2000, Polycom, Inc. ("Polycom") entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Merger Sub Ltd., a wholly-owned subsidiary of Polycom, Inc. ("Merger Sub"), and Accord Networks, Ltd. ("Accord") pursuant to the terms and conditions of which shareholders of Accord would receive 0.3065 shares (the "Exchange Ratio") of Polycom common stock in exchange for each Accord ordinary share (the "Merger"). In addition, pursuant to the terms of the Merger Agreement, each outstanding option and warrant to acquire Accord ordinary shares would be assumed by Polycom and would be treated as an option or warrant to purchase that number of shares of Polycom common stock equal to the product of the Exchange Ratio and the number of Accord ordinary shares subject to such option or warrant. Upon consummation of the Merger, Merger Sub would merge with and into Accord, with Accord as the surviving corporation.

    On February 28, 2001, Polycom closed the transactions contemplated by the Merger Agreement, including the merger of Merger Sub and Accord. As a result of the Merger, each issued and outstanding ordinary share of Accord was cancelled and converted into the right to receive 0.3065 shares of common stock of Polycom and each outstanding option and warrant to acquire Accord ordinary shares was assumed by Polycom and will be treated as an option or warrant to purchase that number of shares of Polycom common stock equal to the product of the Exchange Ratio and the number of Accord ordinary shares subject to such option or warrant.

Item 7.  Financial Statements and Exhibits

  (c)
  Exhibits

99.1	Press release dated February 28, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, Polycom, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2001	POLYCOM, INC.
	By:	/s/ MICHAEL R. KOUREY Michael R. Kourey Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
99.1	Press release dated February 28, 2001.

2

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SIGNATURES
INDEX TO EXHIBITS